Exhibit 10.7

April 14, 2021

Reservoir Media Management, Inc.

75 Varick Street

9th Floor

New York, New York 10013

Attention:	Golnar Khosrowshahi
President

Project Basin

$248,750,000 Senior Credit Facility

Commitment Letter

Ladies and Gentlemen:

Reservoir Media Management, Inc. (the “Company”) has advised Truist Bank and Truist Securities, Inc. (the “Lead Arranger” and, together with Truist Bank, “Truist”) that the Company intends to be acquired by (the “Acquisition”) Roth CH Acquisition II Co. (the “Acquirer” or “Parent”) by entering into a Merger Agreement by and among Reservoir Holdings, Inc., the parent of the Company (“Holdings”), Roth CH II Merger Sub Corp., a newly formed subsidiary of the Acquirer and the Acquirer (the “Merger Agreement”). You have further advised Truist that, in connection with the Acquisition, (i) Acquirer intends to conduct a private placement of shares of Acquirer common stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements, such private placement to be consummated immediately prior to the consummation of the Acquisition, and (ii) the Company intends to refinance its existing senior credit facility by amending and restating such existing senior credit facility with an amended and restated or, to the extent such existing senior credit facility cannot be amended and restated, by entering into a new $248,750,000 senior revolving credit facility (the “Senior Credit Facility”) on the terms set forth in the Summary of Principal Terms and Conditions attached hereto as Annex I (the “Term Sheet”). All transactions described above, together with the financing contemplated hereby, shall be referred to herein as the Transactions. Capitalized terms used in this letter but not defined herein shall have the meanings given to them in the Term Sheet.

A.            Commitment

Truist Bank is pleased to commit to provide 100% of the principal amount of the Senior Credit Facility described and defined in the Term Sheet, on the terms and subject only to the conditions set forth in this letter and the Term Sheet (collectively, this “Commitment Letter”).

B.            Syndication

The Lead Arranger reserves the right, before or after the execution of the definitive documentation for the Senior Credit Facility (the “Financing Documentation”), to syndicate all or a portion of Truist Bank’s commitments to one or more other financial institutions that will become parties to the Financing Documentation (such financial institutions, the “Lenders”) and, upon the earlier of each such Lender (i) becoming party to this Commitment Letter pursuant to the execution of customary joinder agreements reasonably satisfactory to Truist and the Company and (ii) becoming party to the Financing Documentation, the commitment of Truist Bank hereunder shall be reduced dollar-for-dollar by the amount of each Lender’s corresponding commitment. The Company understands that the Lead Arranger intends to commence such syndication efforts promptly and the Lead Arranger may elect to appoint one or more agents to assist it in such syndication efforts.

Reservoir Media Management, Inc.

April 14, 2021

You hereby appoint Truist Bank to act, and Truist Bank agrees to act, as sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facility, subject to the terms and conditions of this Commitment Letter. You also appoint Truist Securities, Inc. to act, and the Lead Arranger agrees to act, as lead arranger and book manager for the Senior Credit Facility, subject to the terms and conditions of this Commitment Letter. The Lead Arranger will manage all aspects of the syndication of the Senior Credit Facility in consultation with the Company, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders, the allocation of commitments among the Lenders, and the determination of compensation and titles (such as co-agent, managing agent, etc.), if any, to be given such Lenders, all of which shall be reasonably acceptable to the Company (with such consent not to be unreasonably withheld or delayed). The Company agrees that no other agents, co-agents or arrangers will be appointed, or other titles conferred, without the prior written consent of the Lead Arranger, and that no Lender will receive any compensation for its commitment to, or participation in, the Senior Credit Facility except as expressly set forth in the Term Sheet or the Fee Letter (as defined below), or as otherwise agreed to and offered by the Lead Arranger.

Until the earlier of 60 days following the Closing Date and the completion of a Successful Syndication (as defined in the Fee Letter) (such earlier date, the “Syndication Date”), the Company agrees to actively assist the Lead Arranger in achieving a Successful Syndication (as defined in the Fee Letter) and shall take all action as the Lead Arranger may reasonably request related thereto. The Company’s assistance shall include: (i) making senior management, representatives and advisors of the Company and its subsidiaries available to participate in virtual meetings with potential Lenders at such times as the Lead Arranger may reasonably request; (ii) ensuring that the syndication effort benefits from the existing lending relationships of the Company; (iii) assisting in the preparation of an information memorandum regarding the Company and the Senior Credit Facility and other customary marketing materials to be used in connection with the syndication, in form and substance reasonably acceptable to the Lead Arranger; and (iv) preparing and providing promptly to the Lead Arranger all information with respect to the Company, its subsidiaries and the Transactions, including without limitation all financial information and projections (the “Projections”), reasonably requested by the Lead Arranger in connection with the syndication of the Senior Credit Facility.

To ensure an orderly and effective syndication of the Senior Credit Facility, the Company agrees that, until the Syndication Date, the Company will not, and will not permit its subsidiaries to, arrange, sell, syndicate, issue or announce or attempt to arrange, sell, syndicate, issue or announce, the arrangement, sale, syndication or issuance of, any credit facilities or debt security (including any renewals thereof) that would reasonably be expected to materially impair the primary syndication of the Senior Credit Facility, except with the prior written consent of the Lead Arranger.

C.            Information Requirements

The Company represents and warrants to Truist that (i) all written information, other than Projections, that has been or will be made available to Truist or any of the Lenders by the Company or any of its representatives (or on your or their behalf) in connection with any of the Transactions, when taken as a whole (the “Information”), is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made (after giving effect to all supplements and updates thereto from time to time); and (ii) the Projections have been or will be prepared in good faith based upon reasonable assumptions believed by the Company to be reasonable at the time made. The Company agrees to supplement the Information and the Projections from time to time so that the representation and warranty contained in this paragraph remains correct. In issuing the commitments and undertakings hereunder and in arranging and syndicating the Senior Credit Facility, Truist Bank and the Lead Arranger are relying on the accuracy of the Information and the Projections without independent verification thereof. The accuracy of the foregoing representations and warranties, and compliance with the obligations set forth in this Section C, shall not be conditions to the obligations of Truist hereunder.

Reservoir Media Management, Inc.

April 14, 2021

D.            Conditions

The undertakings and obligations of Truist under this Commitment Letter are subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation incorporating substantially the terms and conditions outlined in this Commitment Letter and otherwise consistent with the Existing Credit Facility; (ii) the payment in full of all fees, expenses and other amounts payable hereunder and under the Fee Letter; (iii) a closing of the Senior Credit Facility on or prior to October 14, 2021; and (iv) the satisfaction of the other conditions set forth in the Term Sheet.

E.            Fees; Indemnification; Expenses

1.            Fees. In addition to the fees described in the Term Sheet, the Company will pay (or cause to be paid) the fees set forth in that certain letter agreement dated as of the date hereof, executed by Truist Bank and the Lead Arranger and acknowledged and agreed to by the Company relating to this Commitment Letter (the “Fee Letter”). The Company also agrees to pay, or to reimburse Truist on demand for, all reasonable costs and expenses incurred by Truist (whether incurred before or after the date hereof) in connection with the Senior Credit Facility, the syndication thereof, the preparation of the Financing Documentation and the other Transactions, including, without limitation, reasonable fees and disbursements of one outside counsel (and one such other local counsel per jurisdiction as reasonably necessary) to the Lead Arranger, regardless of whether any of the Transactions are consummated. The Company also agrees to pay all costs and expenses of Truist (including, without limitation, reasonable fees and disbursements of its counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

2.            Indemnification.  The Company agrees to indemnify and hold harmless the Lead Arranger, Truist Bank, each other Lender, their respective affiliates and their respective directors, officers, employees, agents, representatives, legal counsel, and consultants (each, an “Indemnified Person”) against, and to reimburse each Indemnified Person upon its demand for, any losses, claims, damages, liabilities or other expenses (“Losses”) incurred by such Indemnified Person or asserted against such Indemnified Person by any third party or by the Company or any of its subsidiaries, arising out of or in connection with this Commitment Letter, the Fee Letter, the Senior Credit Facility, the use of the proceeds thereof, the Transactions or any related transaction, or any claim, litigation, investigation or proceeding relating to any of the foregoing, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not such Indemnified Person is a party to any such proceeding; provided that the Company shall not be liable pursuant to this indemnity for any Losses to the extent that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such Loss (x) resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or (y) is a result of a dispute arising solely between or among Indemnified Parties and not (i) involving any action or inaction by the Company or any of its subsidiaries or (ii) relating to any action by any Indemnified Person in its capacity as administrative agent or Lead Arranger. The Company shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such indemnity, (b) includes a confidentiality provision and (c) does not include a statement as to any admission of fault, culpability, wrongdoing or failure to act by or on behalf of such Indemnified Person. No Indemnified Person shall be responsible or liable for any damages arising from the use by others of the Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages arise from the gross negligence, bad faith or willful misconduct of such Indemnified Person, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Neither the Company, its subsidiaries, nor any Indemnified Person shall be liable for any special, indirect, punitive, or consequential damages that may be alleged as a result of this Commitment Letter, the Fee Letter, the Senior Credit Facility, the use of proceeds, the Transactions or any related transaction; provided that the foregoing shall not limit the Company’s obligations pursuant to the foregoing indemnity.

Reservoir Media Management, Inc.

April 14, 2021

F.            Limited Conditionality Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letter, or the Financing Documentation to the contrary, (a) the only representations and warranties relating to the Company and its subsidiaries, the accuracy of which shall be a condition to the availability and initial funding of the Senior Credit Facility on the Closing Date, shall be (i) such of the representations made by or on behalf of the Company, its affiliates, its subsidiaries or their respective businesses in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Acquirer has the right to terminate its obligations under the Merger Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below), (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facility on the Closing Date if the conditions set forth on Annex I hereto, Section D of this Commitment Letter and this Section F are satisfied, it being understood that, to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than (i) Collateral in which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (ii) a pledge of the capital stock of the Company and the subsidiary guarantors with respect to which a lien may be perfected upon closing by the delivery of a stock certificate or equivalent certificate, and (iii) the delivery and execution of all required forms and documentation necessary to effect all intellectual property security filings (and which shall be in appropriate form for filing) with the United States Patent and Trademark Office or the United States Copyright Office), then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Senior Credit Facility on the Closing Date but may instead be delivered and/or perfected within an agreed period after the Closing Date (not to exceed 60 days or such longer period as the Administrative Agent may agree in its sole discretion) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably and (c) the only conditions (express or implied) to the availability of the Credit Facilities on the Closing Date are those expressly set forth on Annex I hereto, Section D of this Commitment Letter and this Section F, and such conditions shall be subject in all respects to the provisions of this paragraph.

Reservoir Media Management, Inc.

April 14, 2021

For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Financing Documentation relating to: organizational existence of the Loan Parties; organizational power and authority (as it relates to due authorization, execution, delivery and performance of the Financing Documentation) of the Loan Parties; due authorization, execution and delivery of the relevant Financing Documentation by the Loan Parties, and enforceability of the relevant Financing Documentation against the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of Parent and the Loan Parties taken as a whole (with solvency being defined as set forth in the certificate attached as Addendum II to the Term Sheet); no conflicts of the Financing Documentation with material laws and the charter documents of the Loan Parties; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; use of proceeds not violating OFAC, FCPA, anti-money laundering laws and other applicable anti-corruption laws and anti-terrorist financing and sanction regulations of applicable U.S., United Nations, E.U. and European governmental authorities; and the creation, validity, perfection and priority of security interests (subject to the first paragraph of this Section F and, with respect to priority, security interests and liens permitted under the Financing Documentation). This Section F, and the provisions contained herein, shall be referred to as the “Limited Conditionality Provision”.

G.            Miscellaneous

1.            Termination. This Commitment Letter and all commitments and undertakings of Truist under this Commitment Letter shall expire at 12:00 p.m., Atlanta, Georgia time, on April 15, 2021 unless by such time the Company both executes and delivers to Truist this Commitment Letter and the Fee Letter. Thereafter, all commitments and obligations of Truist under this Commitment Letter will terminate at 5:00 p.m. on October 14, 2021 unless the Financing Documentation related to the Senior Credit Facility has been executed and delivered on or prior to such date. In addition to the foregoing, this Commitment Letter may be terminated at any time by mutual agreement.

2.            No Third-Party Beneficiaries. This Commitment Letter is solely for the benefit of the Company, Truist and the Indemnified Persons; no provision hereof shall be deemed to confer rights on any other person or entity.

3.            No Assignment; Amendment. This Commitment Letter and the Fee Letter may not be assigned by the Company to any other person or entity, but all of the obligations of the Company hereunder and under the Fee Letter shall be binding upon the successors and assigns of the Company. This Commitment Letter and the Fee Letter may be not be amended or modified except in writing executed by each of the parties hereto.

4.            Use of Name and Information. The Company agrees that any references to Truist or any of its affiliates made in connection with the Senior Credit Facility are subject to the prior approval of Truist, which approval shall not be unreasonably withheld. You acknowledge that the Lead Arranger may, at its own expense, place customary tombstone announcements and advertisements or otherwise publicize its engagement hereunder (which may include the reproduction of the Company’s name and logo and other publicly available information) in financial and other newspapers and journals and marketing materials describing its services hereunder, subject to the prior approval of the Company, which approval shall not be unreasonably withheld. You also understand and acknowledge that, following the closing date of the Senior Credit Facility, we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Senior Credit Facility.

Reservoir Media Management, Inc.

April 14, 2021

5.            Governing Law. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the state of New York; provided, however, that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a “Material Adverse Effect” has occurred), (b) the determination of the accuracy of any Specified Purchase Agreement Representations and whether as a result of any inaccuracy of any Specified Purchase Agreement Representation, the Acquirer has the right to terminate its obligations under the Merger Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. Each of the Company and Truist irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or related to this Commitment Letter, the Fee Letter or any of the Transactions or the actions of Truist in the negotiation, performance or enforcement hereof. The Company irrevocably and unconditionally submits to the exclusive jurisdiction of any state court in the State of New York sitting in the Borough of Manhattan in New York City or the United States District Court for the Southern District of New York for the purpose of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the Company and Truist irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the Company or Truist are or may be subject, by suit upon judgment. Service of any process, summons, notice or document on the Company may be made by registered mail addressed to the Company at the address appearing at the beginning of this letter for any suit, action or proceeding brought in any such court pursuant to this Commitment Letter.

6.            Survival. The obligations of the Company under the expense reimbursement, indemnification, confidentiality, and governing law provisions of this Commitment Letter shall survive the expiration and termination of this Commitment Letter; provided that your obligations under this Commitment Letter, other than provisions relating to the Fee Letter, shall automatically terminate and be superseded by the Financing Documentation upon the initial funding under the Senior Credit Facility, and you shall be released from all liability in connection therewith at such time.

7.            Confidentiality. The Company will not disclose or permit disclosure of this Commitment Letter, the Fee Letter nor the contents of the foregoing to any person or entity (including, without limitation, any Lender other than Truist), either directly or indirectly, orally or in writing, except (i) to the Company’s officers, directors, agents and legal counsel, in each case to the extent directly involved in the transactions contemplated hereby and on a confidential basis, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, regulation, compulsory legal process or as requested by any governmental authority (in which case the Company agrees to use commercially reasonable efforts to inform the Lead Arranger promptly thereof to the extent permitted by applicable law), (iii) to the Acquirer or potential investors in the PIPE Investment and their respective officers, directors, agents and legal counsel, in each case, on a confidential basis, (iv) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, (v) if Truist consents to such proposed disclosure (such consent not to be unreasonably withheld, delayed or conditioned) and (vi) this Commitment Letter (but not the Fee Letter or the contents thereof) in any syndication of the Credit Facilities or, after your acceptance of this Commitment Letter and the Fee Letter in accordance with their terms, other marketing efforts for any other financing of the Transactions, including a prospectus, offering memorandum or offering circular, or in connection with any public filing or proxy in connection with the Transactions or financing thereof, or as may otherwise be required by law. The foregoing restrictions, other than with respect to the Fee Letter, shall cease to apply on the earlier of the Closing Date and one year following the termination of this Commitment Letter in accordance with its terms.

Reservoir Media Management, Inc.

April 14, 2021

The Lead Arranger shall use all non-public and confidential information received by it in connection with the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information in accordance with Section 10.11 of the Existing Credit Agreement; provided that the Lead Arranger may disclose such information to prospective lenders subject to such lenders entering into a confidentiality agreement substantially similar to the NDA or by clicking the “agree” button on syndtrak.

8.            No fiduciary duty. The Company acknowledges and agrees that (i) the commitment to and syndication of the Senior Credit Facility pursuant to this Commitment Letter is an arm's-length commercial transaction between the Company, on the one hand, and Truist, on the other, and you are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the transactions contemplated hereby and the process leading to such transactions, Truist is and has been acting solely as a principal and is not the agent or fiduciary of the Company or its affiliates, stockholders, creditors, employees or any other party, (iii) Truist has not assumed an advisory responsibility or fiduciary duty in favor of the Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether Truist has advised or is currently advising the Company on other matters) and Truist has no obligation to the Company except those expressly set forth in this Commitment Letter, (iv) Truist and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its affiliates, and Truist has no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship as a consequence of this Commitment Letter; and (v) Truist has not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate. The Company waives and releases, to the fullest extent permitted by law, any claims that it may have against Truist with respect to any breach or alleged breach of fiduciary duty as a consequence of this Commitment Letter.

9.            Counterparts. This Commitment Letter and the Fee Letter may be executed in multiple counterparts, and by different parties hereto in any number of separate counterparts, all of which taken together shall constitute one original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier or by electronic transmission (in pdf form) shall be as effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter or the Fee Letter and/or any document to be signed in connection with this Commitment Letter or the Fee Letter and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

Reservoir Media Management, Inc.

April 14, 2021

10.           Entire Agreement. This Commitment Letter and the Fee Letter embody the entire agreement and understanding among Truist, the Company and their affiliates with respect to the Senior Credit Facility and the Transactions and supersede all prior understandings and agreements among the parties relating to the subject matter hereof. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Financing Documentation with respect to the Senior Credit Facility by the parties hereto in a manner consistent with this Commitment Letter.

11.           Patriot Act. The Lead Arranger hereby notifies the Company that pursuant to the requirements of the USA Patriot Improvement and Reauthorization Act of 2005, Title III of Pub. L. 109-177 (signed into law March 9, 2006) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates may be required to obtain, verify and record information that identifies the Company and certain of its affiliates, which information includes their names, addresses, tax identification numbers and other information that will allow the Lead Arranger to identify the Company and certain of its affiliates in accordance with the Patriot Act or the Beneficial Ownership Regulation, as applicable. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Lead Arranger and its affiliates.

12.           Swap Notice. Nothing herein constitutes an offer or recommendation to enter into any “swap” or trading strategy involving a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act. Any such offer or recommendation, if any, will only occur after Truist has received appropriate documentation from you regarding whether you are qualified to enter into a swap under applicable law.

We look forward to working with you on this important transaction.

Very truly yours,

TRUIST BANK

By:	/s/ David Bennett
	Name:	David Bennett
	Title:	Director

TRUIST SECURITIES, INC.

By:	/s/ Keith Roberts
	Name:	Keith Roberts
	Title:	Managing Director

ACCEPTED AND AGREED

this 14th day of April, 2021

Reservoir Media Management, Inc.

By:	/s/ Golnar Khosrowshahi
Name: Golnar Khosrowshahi
Title: CEO

Annex I - Summary of Principal Terms and Conditions

EXECUTION VERSION

Capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this Summary of Principal Terms and Conditions is attached.

ANNEX I

Summary of Principal Terms and Conditions of

$248,750,000 Senior Secured Credit Facilities

Borrower:	Reservoir Media Management, Inc. (the “Borrower”).

Guarantors:	Holdings, Parent and the Subsidiary Loan Parties (as defined in the Existing Credit Agreement). The Borrower and guarantors are referred to as the “Loan Parties.” For the avoidance of doubt, Parent and Holdings shall grant security for the benefit of the Lenders, consistent with the security granted by the Loan Parties under the Existing Credit Agreement (subject to certain exceptions to be agreed).

Sole Lead Arranger and Bookrunner:	Truist Securities, Inc. (the “Lead Arranger”).

Administrative Agent:	Truist Bank (the “Administrative Agent”).

Senior Credit Facility:	A revolving credit facility in an aggregate principal amount of up to a $248,750,000 (the “Senior Credit Facility”).

Incremental Facility:	Consistent with the Existing Credit Agreement.

Purpose:	The proceeds of the Senior Credit Facility shall be used to refinance that certain Third Amended and Restated Revolving Credit and Term Loan Agreement (the “Existing Credit Agreement” dated as of October 16, 2019 by and among the Borrower, the lenders party thereto from time to time and the Administrative Agent, as amended through the Closing Date), to finance music publishing investments, to pay fees and expenses related to the Senior Credit Facility and for other general corporate purposes.

Amortization and Maturity Date:	The Senior Credit Facility shall terminate, and all amounts outstanding thereunder shall be due and payable in full, on October 16, 2024.

Pricing/Fees/Expenses:	As set forth in the Fee Letter and Addendum I attached hereto.

Optional Prepayments And Reductions:	Consistent with the Existing Credit Agreement.

Confidential	1	Truist Securities

Reservoir Media Management, Inc.

Mandatory Prepayments:	Consistent with the Existing Credit Agreement; provided that the obligation to make prepayments with the proceeds of equity issuances will be deleted.

Collateral:	Consistent with the Existing Credit Agreement including a pledge of 100% of the stock of the Borrower by the holders thereof (the “Collateral”).

Conditions to Closing and Initial Borrowing:	The closing of the Senior Credit Facility (and the initial funding thereunder) shall occur on the date that the conditions precedent under the Senior Credit Facility shall have been satisfied (or waived in accordance with the terms of the Senior Credit Facility (the “Closing Date”)). The availability and initial funding of the Senior Credit Facility shall only be subject to the satisfaction of solely the following conditions (subject to the Limited Conditionality Provision):

(i)	The Merger Agreement (together in each case with all exhibits and schedules thereto), collectively, the “Acquisition Documentation”)), shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, if such alteration, amendment, change, supplement, waiver or consent would be materially adverse to the interests of the Lenders in their capacities as such, in any such case without the consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned); provided that, any alteration, supplement, amendment, modification, waiver or consent that modifies the provisions of the Merger Agreement relating to the definition of “Material Adverse Effect” under the Merger Agreement shall be deemed to be materially adverse to the interests of the Lenders. The Acquisition shall have been consummated, or consummated substantially simultaneously with the initial borrowing under the Senior Credit Facility, in accordance with the Acquisition Documentation, subject to any alteration, amendment, change, supplement, waiver or consent in accordance with this paragraph (i).

(ii)	No Material Adverse Effect (as defined in the Merger Agreement) shall have occurred since the date of the Commitment Letter.

(iii)	The Financing Documentation with respect to the Senior Credit Facility shall be prepared by counsel to the Administrative Agent and shall be in form and substance consistent with the terms of the Commitment Letter and, to the extent such provisions have been exercised, the “market flex” provisions of the Fee Letter and shall have been executed and delivered, as applicable, by the Loan Parties. The Administrative Agent and the Lead Arranger shall have received customary legal opinions (including, without limitation, opinions of New York, Delaware and U.K. counsel to the Loan Parties, evidence of authorization, organizational documents, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Loan Party), officer’s certificates and borrowing notices, in each case as are customary for financings of this kind. Additionally, the Administrative Agent and the Lead Arranger shall have received a solvency certificate of Parent’s chief executive officer, chief financial officer or other officer with equivalent duties (certifying that, after giving effect to the Transactions, Parent and the Loan Parties on a consolidated basis are solvent) substantially in the form of Addendum II attached hereto.

Confidential	2	Truist Securities

Reservoir Media Management, Inc.

(iv)	Subject to the Limited Conditionality Provision, the Lead Arranger shall have received all documents and instruments required to create in favor of the Administrative Agent (on behalf of the Lenders) a valid and perfected first priority (subject to certain exceptions consistent with the Existing Credit Agreement) lien and security interest in the Collateral (including, without limitation, receipt of all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, all intellectual property security agreements to be filed with the United States Copyright Office, and the United States Patent and Trademark Office, as applicable).

(v)	The refinancing of the Existing Credit Agreement shall have been consummated and all commitments with respect to the Company and its subsidiaries thereunder shall have been terminated and cancelled substantially concurrently with the initial borrowing under the Senior Credit Facility. On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries shall have any outstanding third party debt for borrowed money, other than as permitted under the Existing Credit Agreement (with the modifications as provided in this Term Sheet).

(vi)	All fees required to be paid on the Closing Date pursuant to the Commitment Letter and/or the Fee Letter in connection with the Senior Credit Facility and expenses required to be paid on the Closing Date pursuant to the Commitment Letter that have been invoiced at least one business day prior to the Closing Date shall, substantially concurrently with the initial borrowing under the Senior Credit Facility, have been paid.

Confidential	3	Truist Securities

Reservoir Media Management, Inc.

(vii)	The Administrative Agent and the Lead Arranger shall have received at least five business days before the Closing Date all documentation and other information about the Loan Parties and their subsidiaries that shall have been reasonably requested by the Administrative Agent or the Lead Arranger at least ten business days prior to the Closing Date and that the Administrative Agent and the Lead Arranger reasonably determine is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(viii)	The Specified Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects), and the Specified Purchase Agreement Representations will be true and correct to the extent required by the Limited Conditionality Provision.

(ix)	Receipt by the Administrative Agent of (A) the internally prepared quarterly financial statements of the Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ended December 31, 2020 and (B) the audited consolidated and unaudited consolidating financial statements for the Borrower and its Subsidiaries for the Fiscal Year ended March 31, 2020.

(x)	The Lead Arranger shall have been afforded a marketing period of at least 30 consecutive calendar days following the public announcement of the Acquisition to syndicate the Senior Credit Facility; provided that, notwithstanding the foregoing, upon the occurrence of a Successful Syndication (as defined in the Fee Letter), such marketing period shall be deemed complete and this condition shall be deemed satisfied.

Conditions to All Credit Extensions After the Closing Date:	Consistent with the Existing Credit Agreement.

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Representations and Warranties:	Consistent with the Existing Credit Agreement, with certain representations and warranties to be modified to include Parent and each of its subsidiaries, consistent with this Term Sheet.

Covenants:	Consistent with the Existing Credit Agreement with the following modifications:

1)	Covenants to apply to Parent and each of its subsidiaries, including Holdings and the Borrower.

2)	Reporting Covenants to be provided by Parent and other technical changes to account for the Parent being a public company and the covenants being measured at the Parent level, including deletion of requirement to deliver preliminary forecasts and a pro forma budget for each fiscal year.

3)	Interest rate protection covenant to be deleted in its entirety.

4)	Section 7.1 shall be modified to increase (a) the Capital Lease Obligation basket to $5,000,000, (b) the acquired indebtedness basket to $2,500,000, (c) the basket relating to certain letters of credit and bank guarantees to $1,000,000 and (d) the general unsecured indebtedness basket to $2,000,000. Section 7.1 shall be further modified to delete the Permitted Subordinated Debt basket.

5)	Section 7.2 shall be modified to increase the general Liens securing indebtedness basket to $1,000,000.

6)	Section 7.4 shall be modified to increase (a) the investment basket to employees, officers or directions basket to $500,000, (b) certain Investments under clause (m) of such section to $2,500,000, (c) the general investment basket to $5,000,000 and (d) the investment basket subject to no Event of Default and pro forma compliance to $10,000,000.

7)	Section 7.5 to be modified for (a) customary redemption rights for employees, officers, etc., pursuant to certain benefit plans, (b) customary redemption rights in connection with the cashless exercise of options, warrants or other convertible securities and (c) customary permitted payments of cash in lieu of fractional shares in connection with the exercise of options, warrants or other convertible securities, in each case, consistent with transactions of this type.

8)	Permitted subordinated debt covenant to be deleted in its entirety.

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9)	Definition of Material Agreements shall be modified to increase the threshold to $10,000,000.

10)	Definition of Material Indebtedness shall be modified to increase the threshold to $15,000,000.

Financial Covenants:	Consistent with the Existing Credit Agreement with the following modifications:

1)	Leverage Ratio shall be modified to be the ratio of (a) consolidated senior debt to (b) consolidated EBITDA.

2)	Leverage Ratio shall be modified to 6.00:1.00.

Equity Cure Rights:	None.

Music Library Valuation Variance Test:	Consistent with the Existing Credit Agreement.

Acquisitions:	Consistent with the Existing Credit Agreement with the following modifications:

1)	The Acquisition Valuation Threshold and the Financial Covenant Valuation Threshold shall be modified from 12% to 15%.

2)	Thresholds in clauses (ii) and (iii) of the definition of Permitted Acquisition to be increased from $500,000 to $5,000,000.

3)	Clause (v) of the definition of Permitted Acquisition to be modified to provide that after giving effect to an Acquisition, Parent shall be in compliance with the covenant set forth in Section 7.3(b).

Events of Default:	Consistent with the Existing Credit Agreement except the Change in Control definition to be modified to account for Parent as a public company and for investor structure at closing.

Participations and Assignments:	Consistent with the Existing Credit Agreement.

Waivers and Amendments:	Consistent with the Existing Credit Agreement.

Defaulting Lenders:	Consistent with the Existing Credit Agreement.

Indemnification:	Consistent with the Existing Credit Agreement.

Governing Law:	State of New York.

Counsel to the Administrative Agent:	Greenberg Traurig, LLP.

Miscellaneous:	Customary “hard-wired” LIBOR replacement language to be inserted.

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ADDENDUM I

PRICING, FEES AND EXPENSES

Capitalized terms not otherwise defined herein have the meaning set forth in the Summary of Principal Terms and Conditions to which this Addendum is attached.

Interest Rates:	The interest rates per annum applicable to the Senior Credit Facility will be, at the option of the Borrower, (i) Adjusted LIBO Rate plus the Applicable Margin (as defined below), (ii) the Base Rate plus the Applicable Margin or (iii) the One Month LIBOR Index Rate plus the Applicable Margin.

Adjusted LIBO Rate shall have the meaning as defined in the Existing Credit Agreement.

Base Rate shall have the meaning as defined in the Existing Credit Agreement.

One Month LIBOR Index Rate shall have the meaning as defined in the Existing Credit Agreement.

Applicable Margin shall mean, as of any date, (a) with respect to loans bearing interest at the Adjusted LIBO Rate and the LIBOR Index Rate, a rate per annum equal to 2.25%, and (b) with respect to loans bearing interest at the Base Rate, a rate per annum equal to 1.25%.

Default Interest:	Consistent with the Existing Credit Agreement.

Unused Fee:	An Unused Fee shall be payable by the Borrower quarterly in arrears on the average daily unused portion of the Senior Credit Facility, in an amount equal to 25 bps.

Calculation of Interest and Fees:	Consistent with the Existing Credit Agreement.

Cost and Yield Protection:	Consistent with the Existing Credit Agreement.

Expenses:	Consistent with the Existing Credit Agreement.

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ADDENDUM II

FORM OF SOLVENCY CERTIFICATE

[Date]

Reference is made to the Fourth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of the date hereof (the “Credit Agreement”), among Reservoir Media Management, Inc., a Delaware corporation, Roth CH Acquisition II Co., a Delaware corporation, the banks, other financial institutions and lenders from time to time party thereto, and Truist Bank, as Administrative Agent. Capitalized terms used but not defined herein shall have meanings given to such terms in the Credit Agreement. This certificate is being delivered pursuant to Section 3.1(b)(ix) of the Credit Agreement.

The undersigned hereby certifies that [s]he is the [Chief Executive Officer] of Parent and certifies in such capacity and not individually that (i) [s]he is familiar with the properties, businesses, assets and liabilities of Parent and the Loan Parties, (ii) [s]he has made such investigation and inquiries as to the financial condition of Parent and the Loan Parties as [s]he deems necessary and prudent for the purposes of providing this Solvency Certificate, (iii) [s]he has reviewed the Loan Documents and this Solvency Certificate and (iv) the financial information, projections and assumptions which, together with the items in clauses (i), (ii) and (iii), underlie and form the basis for the representations made in this Solvency Certificate are reasonable in light of the circumstances in which they were made.

The undersigned hereby certifies, solely in [his][her] capacity as [Chief Executive Officer] of Parent (and not in any personal capacity), that as of the Closing Date and after giving effect to the transactions contemplated by the Credit Agreement and taking into account any rights of reimbursement, contribution or similar right available to Parent or the Loan Parties from other Persons:

1.            the fair value of property of Parent and the Loan Parties, taken as a whole and on a consolidated basis, is greater than the total amount of the liabilities, including subordinated and contingent liabilities of Parent and the Loan Parties, taken as a whole and on a consolidated basis;

2.            the present fair saleable value of assets of Parent and the Loan Parties, taken as a whole and on a consolidated basis, is not less than the amount that will be required to pay the probable liability of Parent and the Loan Parties, taken as a whole and on a consolidated basis, on their debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured;

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3.            Parent and the Loan Parties, taken as a whole and on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature; and

4.            Parent and the Loan Parties, taken as a whole and on a consolidated basis, are not engaged in a business or transaction, and are not about to engage in a business or transaction, for which Parent and the Loan Parties’ property would constitute an unreasonably small capital.

For purposes of the certifications set forth above, the amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

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IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on behalf of Parent as of the date first set forth above.

Roth CH Acquisition II Co.

By:
Name:
Title: